Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	acegroup.com @ACEGroup

NEWS RELEASE

ACE Reports Fourth Quarter Operating Income of $827 Million

and Record Full-Year Earnings of $3.3 Billion, Up 4.7% per Share;

Operating ROE of 11.8% for the Quarter and 12% for the Year;

Full-Year P&C Combined Ratio of 87.7% versus 88% Last Year

•	Global P&C net premiums written, which exclude Agriculture, up 5.8% for the quarter and 6.9% for the year in constant dollars

•	P&C underwriting income up 7.1% for the quarter and 7.2% for the year, driven by strong current accident year underwriting income excluding catastrophe losses, up 23.3% for the quarter and 13% for the year; current accident year combined ratio excluding catastrophe losses of 89.5% for the quarter and 89.3% for the year

•	Record net investment income of $577 million for the quarter; for the year, net investment income of $2.3 billion, up 5.1%

•	Full-year operating cash flow of $4.5 billion

•	In the quarter, unfavorable foreign currency movement negatively impacted book value by $596 million and reduced Global P&C net premiums written growth by 2.8 percentage points

Zurich — January 27, 2015 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended December 31, 2014, of $1.66 per share, compared with $2.90 per share for the same quarter last year.(1) Operating income was $2.47 per share, compared with $2.39 per share for the same quarter last year. Book value per share declined 0.4% from September 30, 2014, to $90.02, primarily due to unfavorable foreign currency movement. Excluding foreign currency movement, book value per share increased 1.6%. Tangible book value per share decreased 1.9% to $72.61, primarily due to unfavorable foreign currency movement and the impact of goodwill and intangibles relating to the acquisition closed during the quarter. Tangible book value per share increased 2.4% excluding the impact of foreign currency movement and the acquisition closed during the quarter. Operating return on equity for the quarter was 11.8%. The property and casualty (P&C) combined ratio for the quarter was 88.5%.

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Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2014	2013	Change	2014	2013	Change

Operating income, net of tax	$827	$824	0.4%	$2.47	$2.39	3.3%
Adjusted net realized gains (losses), net of tax	(272)	174	NM	(0.81)	0.51	NM

Net income	$555	$998	(44.4)%	$1.66	$2.90	(42.8)%

For the year ended December 31, 2014, net income was $8.42 per share, compared with $10.92 per share for 2013. Operating income was $9.79 per share, compared with $9.35 per share for 2013, an increase of 4.7%. Book value and tangible book value per share increased 6.1% and 5.3%, respectively, from December 31, 2013. Excluding foreign currency movement, book value per share increased 8.8%. Tangible book value per share increased 11.3% excluding the impact of foreign currency movement and acquisitions closed during the year. Operating return on equity for the year was 12%. The P&C combined ratio for the year ended December 31, 2014, was 87.7%.

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2014	2013	Change	2014	2013	Change

Operating income, net of tax	$3,320	$3,217	3.2%	$9.79	$9.35	4.7%
Adjusted net realized gains (losses), net of tax	(467)	541	NM	(1.37)	1.57	NM

Net income	$2,853	$3,758	(24.1)%	$8.42	$10.92	(22.9)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had excellent operating results for the fourth quarter which contributed to another record year. Quarterly and annual results were driven by growth in both underwriting and investment income. Record full-year after-tax operating income of $3.3 billion was up 4.7% per share with a strong operating ROE of 12%.

“Our P&C combined ratio was 88.5% for the quarter and 87.7% for the year with fourth quarter and full-year underwriting income both up over 7%. Our excellent underwriting results were driven by a particularly strong current accident year performance, which reflects the fundamental strength of our current year business. Current accident year underwriting income excluding catastrophes was up 23% for the quarter and 13% for the year.

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“Net investment income was a record $577 million in the quarter and $2.3 billion for the year, up more than 5%. We benefited from strong operating cash flow and achieved an exceptional result given the historically low interest rate environment.

“For the quarter and year, global P&C net premiums written grew about 6% and 7%, respectively, on a constant-dollar basis with the strong dollar negatively impacting growth by about 2.8 percentage points in the quarter and 1.2 percentage points for the year. Per share book value declined modestly in the quarter and grew 6.1% for the year with foreign exchange negatively impacting book value by $596 million in the quarter and $747 million for the year. Excluding foreign currency movement, book value per share grew 8.8% for the year. There has been a rapid investor flight to the dollar in search of safety, driven by the decline in oil prices, economic uncertainty in many countries and regions, and geopolitical tensions. ACE is a truly global multinational insurer, and we are dollar-based. Our diversified presence, product and customer capabilities, and distribution focus in 54 countries are a unique source of earnings strength that enables us to take advantage of so many opportunities around the globe over time.

“In the quarter, we closed our acquisition of the large corporate P&C business of Brazil’s Itaú Seguros and announced our intention to purchase the U.S. high net worth personal lines business of Fireman’s Fund. These are just two of many investments we made last year in the future of our company that will strengthen our presence and capabilities and increase our ability to produce sustainable outperformance. We are off to a good start in January and we remain confident in our strategy and are relentless in our drive to execute with excellence.”

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Operating highlights for the quarter and full year ended December 31, 2014, were as follows:

(in millions of U.S. dollars except for percentages)	4Q 2014	4Q 2013	Change	Full Year 2014	Full Year 2013	Change

P&C

Net premiums written	$3,803	$3,712	2.4%	$15,787	$15,053	4.9%

Net premiums written constant-dollar		$3,621	5.0%		$14,913	5.9%

Underwriting income	$444	$416	7.1%	$1,898	$1,772	7.2%

Combined ratio	88.5%	89.3%		87.7%	88.0%

Current accident year underwriting income excluding catastrophe losses	$406	$330	23.3%	$1,659	$1,469	13.0%

Current accident year combined ratio excluding catastrophe losses	89.5%	91.5%		89.3%	90.0%

Global P&C (excludes Agriculture)

Net premiums written	$3,559	$3,456	3.0%	$14,197	$13,426	5.7%

Net premiums written constant-dollar		$3,365	5.8%		$13,286	6.9%

Underwriting income	$385	$438	(12.0)%	$1,762	$1,683	4.8%

Combined ratio	89.1%	87.4%		87.4%	87.1%

Current accident year underwriting income excluding catastrophe losses	$347	$350	(0.7)%	$1,476	$1,386	6.6%

Current accident year combined ratio excluding catastrophe losses	90.2%	89.9%		89.4%	89.4%

Agriculture

Net premiums written	$244	$256	(5.0)%	$1,590	$1,627	(2.3)%

Underwriting income (loss)	$59	$(22)	NM	$136	$89	52.8%

Combined ratio	81.8%	105.2%		91.1%	94.7%

Current accident year underwriting income (loss) excluding catastrophe losses	$59	$(20)	NM	$183	$83	121.1%

Current accident year combined ratio excluding catastrophe losses	82.4%	104.8%		87.8%	95.1%

•	P&C net premiums earned for the quarter increased 2.1%, and Global P&C net premiums earned increased 5.4% in constant dollars. For the year, P&C net premiums earned increased 6.2%, and Global P&C net premiums earned increased 8.2% in constant dollars.
•	The P&C expense ratio for the quarter was 29.9%, compared with 28.0% last year. The Global P&C expense ratio, which excludes Agriculture, was 32.2% compared with 31.7% last year. The Agriculture expense ratio for the quarter was 4.6% compared with (1.1)% last year. For the year, the P&C expense ratio was 29.4% compared with 28.4% last year. The Global P&C expense ratio for the year was 32.1% compared with 31.5% last year.

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•	Total P&C pre-tax and after-tax catastrophe losses including reinstatement premiums for the quarter were $69 million (1.7 percentage points of the combined ratio) and $64 million, respectively, compared with $36 million (1.0 percentage point of the combined ratio) and $31 million, respectively, last year. For the year, total P&C pre-tax and after-tax catastrophe losses including reinstatement premiums were $288 million and $249 million, respectively, compared with $227 million and $197 million, respectively, last year.
•	Favorable prior period development pre-tax for the quarter, net of a $130 million pre-tax charge for asbestos and environmental and other run-off businesses, was $107 million (2.7 percentage points of the combined ratio) compared with $122 million (3.2 percentage points of the combined ratio) net of a comparable $91 million pre-tax charge last year.
•	Operating cash flow was $1.3 billion for the quarter and $4.5 billion for the year.
•	Net loss reserves increased $659 million for the year after adjusting for foreign exchange.
•	Net investment income for the quarter was $577 million compared with $557 million last year. Net investment income for the year was $2.3 billion compared with $2.1 billion last year.
•	Net realized and unrealized losses pre-tax totaled $61 million for the quarter, which included net realized losses of $161 million and net unrealized gains of $100 million. Net realized losses included a loss of $153 million from derivative accounting related to variable annuity reinsurance.
•	Net income in 2014 was negatively impacted relative to 2013 for both the quarter and year as a result of the mark-to-market accounting associated with the company’s variable annuity reinsurance business. The relative difference is primarily due to interest rates, which fell during 2014 after rising during 2013.
•	The operating effective tax rate was 12.7% for the quarter. The effective tax rate computed using net income was 29.5% for the quarter, due principally to a deferred tax charge related to unrealized foreign exchange losses during the quarter.
•	Operating return on equity was 11.8% for the quarter and 12.0% for the year. Return on equity computed using net income was 7.5% for the quarter and 9.8% for the year.
•	Share repurchases totaled $430 million, or approximately 3.8 million shares, during the quarter. Since the inception of the November 2013 share repurchase authorization, the company has repurchased approximately 14.5 million shares for $1.5 billion through December 31, 2014.
•	Book value per share decreased 0.4% to $90.02 from $90.38 at September 30, 2014, and increased 6.1% from $84.83 at December 31, 2013. Unfavorable foreign currency movement negatively impacted book value by $596 million in the quarter and $747 million for the year.
•	Tangible book value per share decreased 1.9% to $72.61 from $74.05 at September 30, 2014, and increased 5.3% from $68.93 at December 31, 2013. Excluding unfavorable foreign currency movement of $747 million, tangible book value per share increased 8.6% for the year. Goodwill and intangibles relating to the acquisitions of the large corporate P&C business of Itaú Seguros, S.A. and The Siam Commercial Samaggi Insurance PCL had an additional negative impact of 2.7%. Excluding the impact of both unfavorable foreign currency movement and the acquisitions, tangible book value per share increased 11.3% for the year.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter and full year ended December 31, 2014, include:

•	Insurance – North American P&C (excluding Agriculture): Net premiums written increased 4.2% for the quarter. The combined ratio was 90.2% for the quarter compared with 86.2%. The combined ratio was 88.4% for the year compared with 86.9%. The current accident year combined ratio excluding catastrophe losses was 89.1% for the quarter compared with 87.2%. The current accident year combined ratio excluding catastrophe losses for the year was 88.0% compared with 87.6%. Favorable prior period development in the quarter of $11 million included $130 million of adverse development for legacy asbestos and environmental liability exposures.
•	Insurance – North American Agriculture: Net premiums written decreased 5.0% for the quarter. The combined ratio was 81.8% for the quarter compared with 105.2%. The combined ratio was 91.1% for

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the year compared with 94.7%. The current accident year combined ratio excluding catastrophe losses was 82.4% for the quarter compared with 104.8%. The current accident year combined ratio excluding catastrophe losses for the year was 87.8% compared with 95.1%.

•	Insurance – Overseas General: Net premiums written increased 3.0% for the quarter, or 8.4% on a constant-dollar basis. The combined ratio was 86.3% for the quarter compared with 88.1%. The combined ratio was 85.8% for the year compared with 87.2%. The current accident year combined ratio excluding catastrophe losses was 89.4% for the quarter compared with 91.6%. The current accident year combined ratio excluding catastrophe losses for the year was 89.9% compared with 90.5%.
•	Global Reinsurance: Net premiums written decreased 9.4% for the quarter. The combined ratio was 76.5% for the quarter compared with 68.4%. The combined ratio was 72.3% for the year compared with 65.9%. The current accident year combined ratio excluding catastrophe losses was 76.2% for the quarter compared with 73.6%. The current accident year combined ratio excluding catastrophe losses for the year was 75.6% compared with 70.9%.
•	Life: Operating income was $76 million for the quarter compared with $86 million last year. The decrease was primarily due to a one-time tax benefit last year. International life insurance net premiums written and deposits collected increased 20.5% for the quarter on a constant-dollar basis. For the year, international life insurance net premiums written and deposits collected increased 18.4% on a constant-dollar basis.

Please refer to the ACE Limited Financial Supplement, dated December 31, 2014, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will hold its fourth quarter earnings conference call on Wednesday, January 28, 2015, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at www.acegroup.com or by dialing 888-297-0339 (within the United States) or 719-457-2506 (international), passcode 1087118. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, February 11, 2015, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 1087118.

About ACE Group

ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 54 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

Investor Contact

Helen Wilson: (441) 299 9283; helen.wilson@acegroup.com

Media Contact

Jeffrey Zack: (212) 827 4444; jeffrey.zack@acegroup.com

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(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains and losses from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Net premiums written on a constant-dollar basis is a financial measure which excludes the impact of foreign exchange. We believe it is useful to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Underwriting income, P&C underwriting income, and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating income or income excluding adjusted net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities.

P&C combined ratio excluding catastrophe losses and PPD or current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

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Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Life net premiums written and deposits collected, excluding life reinsurance, is adjusted to include deposits collected on universal life and investment contracts (life deposits) and exclude results from our life reinsurance business. Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. We include life deposits in presenting growth in our Life business because new life deposits are an important component of production and key to our efforts to grow our business. We exclude results associated with life reinsurance as there is no new life reinsurance business currently being written.

Operating return on equity (ROE) or ROE calculated using operating income is an annualized financial measure. The ROE numerator includes income adjusted to exclude adjusted net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using operating income is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Tangible book value per common share excluding 2014 acquisitions is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The numerator adds back the goodwill and other intangible assets related to the 2014 acquisitions of the large corporate P&C insurance business of Itaú Seguros, S.A. and The Siam Commercial Samaggi Insurance PCL in order to control for the distortive effect of acquisitions. In addition, we disclose per share measures that exclude the impact of foreign currency fluctuations during the year in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our core results of operations as they are heavily influenced by, and fluctuate in part according to market conditions.

See reconciliation of Non-GAAP Financial Measures on pages 22-24 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM - not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance including 2015 performance and growth opportunities, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Given uncertainties, it is possible the closing of the above-referenced acquisition could also be delayed or not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2014	December 31 2013

Assets
Investments	$62,904	$60,928
Cash	655	579
Insurance and reinsurance balances receivable	5,426	5,026
Reinsurance recoverable on losses and loss expenses	11,992	11,227
Other assets	17,271	16,750

Total assets	$98,248	$94,510

Liabilities
Unpaid losses and loss expenses	$38,315	$37,443
Unearned premiums	8,222	7,539
Other liabilities	22,124	20,703

Total liabilities	68,661	65,685

Shareholders’ equity
Total shareholders’ equity	29,587	28,825

Total liabilities and shareholders’ equity	$98,248	$94,510

Book value per common share	$90.02	$84.83

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013

Gross premiums written	$5,746	$5,462	$23,390	$22,828
Net premiums written	4,326	4,216	17,799	17,025
Net premiums earned	4,370	4,363	17,426	16,613
Losses and loss expenses	2,416	2,517	9,649	9,348
Policy benefits	134	136	517	515
Policy acquisition costs	764	702	3,075	2,659
Administrative expenses	590	570	2,245	2,211
Net investment income	577	557	2,252	2,144
Net realized gains (losses)	(210)	154	(507)	504
Interest expense	67	70	280	275
Other income (expense):
Gains (losses) from separate account assets	(3)	9	2	16
Other	24	(2)	80	(31)
Income tax expense	232	88	634	480

Net income	$555	$998	$2,853	$3,758

Diluted earnings per share:

Operating income	$2.47	$2.39	$9.79	$9.35
Net income	$1.66	$2.90	$8.42	$10.92

Weighted average diluted shares outstanding	334.6	344.2	339.0	344.1

P&C combined ratio
Loss and loss expense ratio	58.6%	61.3%	58.3%	59.6%
Policy acquisition cost ratio	16.6%	15.6%	16.8%	15.7%
Administrative expense ratio	13.3%	12.4%	12.6%	12.7%

P&C combined ratio	88.5%	89.3%	87.7%	88.0%

P&C underwriting income	$444	$416	$1,898	$1,772
Other income (expense) - operating	$(25)	$(27)	$(111)	$(123)

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013

Gross Premiums Written

Insurance – North American P&C	$2,539	$2,439	$9,036	$8,720
Insurance – North American Agriculture	302	217	2,378	2,661
Insurance – Overseas General	2,212	2,126	8,853	8,314
Global Reinsurance	140	154	994	1,057
Life	553	526	2,129	2,076

Total	$5,746	$5,462	$23,390	$22,828

Net Premiums Written

Insurance – North American P&C	$1,669	$1,602	$6,263	$5,915
Insurance – North American Agriculture	244	256	1,590	1,627
Insurance – Overseas General	1,749	1,699	6,999	6,520
Global Reinsurance	141	155	935	991
Life	523	504	2,012	1,972

Total	$4,326	$4,216	$17,799	$17,025

Net Premiums Earned

Insurance – North American P&C	$1,560	$1,511	$6,107	$5,721
Insurance – North American Agriculture	327	426	1,526	1,678
Insurance – Overseas General	1,758	1,700	6,805	6,333
Global Reinsurance	226	245	1,026	976
Life	499	481	1,962	1,905

Total	$4,370	$4,363	$17,426	$16,613

Operating Income (loss)

Insurance – North American P&C	$372	$402	$1,498	$1,446
Insurance – North American Agriculture	45	(20)	96	63
Insurance – Overseas General	294	279	1,163	1,094
Global Reinsurance	127	145	562	576
Life	76	86	297	307
Corporate	(87)	(68)	(296)	(269)

Total	$827	$824	$3,320	$3,217

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